Exhibit 99.1

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES SECOND QUARTER 2018 RESULTS

ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT FOR STRATEGIC ACQUISITION OF SAIIA AND THE ACC COMPANIES

Indianapolis, IN - August 9, 2018 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading U.S. provider of infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries, today announced financial results for the second quarter ended June 30, 2018.

Highlights

•	Revenue of $174.1 million, up 64% year over year

•	Net income of $4.9 million, up 37% year over year

•	Adjusted EBITDA of $15.5 million, up 28.4% year over year

•	Cash flow from operations of $13.3 million, up 7.5% year over year

•	Backlog of $1.0 billion at June 30, 2018, as compared to $348.0 million at June 30, 2017

•	Announces signing of definitive agreement for the strategic acquisition of Saiia and ACC Companies, with closing expected end of third quarter

Management Commentary

JP Roehm, Chief Executive Officer of IEA commented, “We are pleased that our revenue for the second quarter increased by 64%, reflecting the continuing strength of our core wind business. Our Adjusted EBITDA, which increased by 28% year over year after excluding the impact of a customer settlement announced in Q1, reflects our increased revenue for the quarter. Revenue and Adjusted EBITDA for the quarter increased year over year notwithstanding the second quarter of 2017 benefited from two large wind projects in the final phase of construction, which is when margins are the highest as execution risks diminish. Our construction activity for the second quarter of 2018 grew to a record level when compared to the comparable quarter of prior years and our backlog at the end of second quarter was at a record level for this point in the year.”

“We continue to expect that 2018 will be a record year for the Company. Nonetheless, the overall effect of the recent delay of commencement of construction on two of our wind energy projects from late 2018 to early 2019, has caused us to reduce our guidance for revenue, Adjusted EBITDA, and Adjusted Free Cash Flow for fiscal 2018. We are confident, however, that revenue that was deferred from the fourth quarter of 2018 will be recovered in the first quarter of 2019 and thereafter and when coupled with the strength of our backlog and pipeline, we are very optimistic about our long-term outlook for our core business and our continued growth for 2019 and 2020.”

“We are proud to have a leading market position in the wind energy sector, which is expected to remain a high-growth industry in the coming years, and we have an installed base of tier-one, blue chip customers, 80% of which are repeat clients. Our current backlog of approximately $1 billion is expected to build for 2019 and 2020 by the end of 2018, as a significant portion of our pipeline of new wind and solar opportunities traditionally has been converted to backlog during the second half of the year, providing us with solid revenue visibility into 2019. Looking to the second half of 2018, which traditionally is the strongest for us, we expect to see expanding margins as several key projects now well-underway move towards completion. We remain very focused on executing our long-term growth strategy to expand our specialized engineering capabilities and solar construction market share through a combination of organic growth and strategic acquisitions to create value for our shareholders,” Mr. Roehm concluded.

Exhibit 99.1

Second Quarter Results

Revenue for the second quarter of 2018 totaled $174.1 million, up 64.2%, or $68 million, from the second quarter 2017. The increase in revenue is primarily due to the overall strength of the renewable energy project sector and, to a lesser extent, a number of renewable energy project starts in the quarter that had been previously postponed due to uncertainty related to federal tax policy changes.

Cost of revenue for the second quarter was $157.3 million, up 71.3% from the prior year, primarily due to the larger volume of business in the quarter and, to a lesser extent, inefficiencies caused by work stoppages as a result of unusually severe weather conditions in certain portions of the Midwest and South West regions of the country. Although not reflected in our results for the quarter, we expect to recover a portion of the additional charges for weather delays in subsequent quarters through contractually-entitled change orders with customers that are now being negotiated.

For the quarter, gross profit was $16.8 million, up 18.3% from the second quarter of 2017. The increase in gross profit was primarily driven by the higher revenues, partially offset by a larger increase in costs. As a percentage of revenue, gross profit declined and totaled 9.7% in the quarter, as compared to 13.4% in the prior-year period. The decrease in margin was primarily due to a higher number of projects in the early phase of construction (as margin traditionally is more fully recognized as projects near completion) and work stoppages due to extreme weather described above. To a lesser extent, the decrease in margin also reflected early signs of labor and other cost inflation due to increasingly robust construction markets across the country during the second quarter. In addition, gross profit continued to be negatively impacted due to the previously disclosed customer dispute, both due to unbilled revenue and costs associated with the project, resulting in a negative impact of approximately $3.4 million and $8.5 million for the three and six months periods ended June 30, 2018.

Selling, general and administrative expenses for the second quarter were $9.2 million, up 9.6% from the second quarter of 2017, primarily driven by $0.8 million in costs related to the merger with M III Acquisition Corp. (“the Merger”) and costs related to acquisition activities but offset by a reduction in credit support fees paid in 2017. Excluding these costs, SG&A was consistent with the prior-year period.

Net income for the quarter was $4.9 million, or $0.14 per diluted share, compared to $3.6 million, or $0.17 per diluted share, for the prior-year period. Weighted-average diluted shares outstanding increased to 34.4 million from 21.6 million year-over-year due to the completion of the Merger.

Adjusted EBITDA was approximately $15.5 million, up 28.4%. Adjusted EBITDA for the second quarter of 2017 benefited from the higher margin on a larger number of projects that were nearing completion during that period. Adjusted EBITDA includes an adjustment of $3.4 million and $8.5 million for the three and six months ended June 30, 2018 related to the customer dispute, which adjustment includes revenue for unbilled change orders as the result of the settlement and costs incurred to complete the project.

Adjusted EBITDA is a supplemental non-GAAP financial measure and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For a full reconciliation of GAAP to non-GAAP results, and an explanation of the adjustments please refer to the reconciliation table at the end of this press release.

Cash flow from operations for the second quarter of 2018 totaled $13.3 million, compared to $12.3 million in the second quarter of 2017. The year-over-year improvement in cash flow from operations was due to higher net income.

Acquisition of Saiia and The ACC Companies

As an important step in IEA’s long-term diversification and growth strategy, the Company is pleased to announce an agreement to acquire Saiia and the ACC Companies (together “ACC”) in an all-cash transaction for $145 million (subject to customary adjustments), which equates to a 4.3x multiple of projected Adjusted EBITDA of $34 million for 2018 (based upon the midpoint of the range of $32 million to $36 million and before giving effect to any synergy-related cost savings that may be realized following its acquisition by IEA). Saiia is a provider of environmental and i

Exhibit 99.1

ndustrial site services in the Southeastern U.S. The ACC Companies are providers of heavy and light civil infrastructure services in the Mountain West, Southwest and West Coast regions of the U.S. This acquisition provides the Company with a strong and established presence in the industrial and environmental engineering markets, enhanced civil construction capabilities and an expanded domestic footprint.

“We are very proud to announce the acquisition of ACC, a market leader in specialty engineering and construction, that is consistent with our stated strategy to expand IEA’s growth potential through selective, strategic M&A,” commented Mr. Roehm. “With ACC’s complementary skill set, labor, and equipment, we can leverage a scaled organization to provide full turn-key solutions to solve some of the most complex and critical environmental and infrastructure projects across the country. Saiia’s long-term, recurring contracts, combined with the ACC Companies focus on publicly-funded projects, will contribute predictable and stable revenue streams to our company. Together, we will benefit from an expanded national footprint, and we see many opportunities to grow IEA’s current heavy civil and infrastructure contracts through the addition of the ACC Company’s services.”

“We expect that, upon closing, ACC will add approximately $265 million to our total backlog, and it will contribute revenue of approximately $285 million - $300 million and Adjusted EBITDA of approximately $32 million - $36 million in 2018,” Mr. Roehm further stated. “This acquisition provides IEA with a greater opportunity than ever before for continued growth and further diversification of our end markets, customers, and geographic reach, while creating significant value for our shareholders.”

Saiia specializes in environmental remediation and industrial maintenance in the power generation, mining and mineral, and pulp and paper end-markets. The ACC Companies provide heavy and light civil infrastructure services for public and private projects, including high-altitude road and bridge construction, complex bridge rehabilitation and specialty paving as well as highly specialized engagements for the mining, energy, and waste management industries.

The Company intends to fund the transaction and repay its existing credit facility with borrowings under a new credit facility, for which it has obtained a debt commitment letter (which is subject to customary terms and conditions). The new credit facility includes a $200 million term loan available to finance the transaction and a $50 million asset based revolving credit facility. This new credit facility will refinance and replace the Company’s existing facility. The transaction is expected to close at the end of the third quarter of 2018, subject to customary closing conditions.

The Company continues to actively pursue additional M&A opportunities which, if completed, could offer the opportunity for incremental growth and diversification during 2018.

Kirkland and Ellis LLP acted as legal counsel to IEA.  Jefferies Finance LLC is providing financing for the transaction on behalf of IEA. Cowen and Company, LLC acted as the financial advisor to ACC on the transaction. Hunton Andrews Kurth LLP acted as legal counsel to ACC.

2018 Guidance, Backlog and Business Outlook

For the full year 2018, the Company now expects revenue of $685 million to $730 million and Adjusted EBITDA of $64 million to $70 million. This change to prior guidance primarily reflects the delay of commencement of construction on two projects from the fourth quarter of 2018 to the first quarter of 2019 and an anticipated reduction in gross margins caused by higher construction costs and compressed construction schedules. For a reconciliation of our current guidance to prior guidance, please see the accompanying tables at the end of this release. The Company projects adjusted free cash flow from operations of $40 million to $45 million. Fiscal 2018 guidance does not take into account the acquisition of ACC discussed above or any additional acquisitions that may occur in the second half of 2018.

The Company currently anticipates that the proposed transaction with ACC will close on or about the end of the third quarter and will contribute approximately $55 million - $65 million in revenue and $5 million - $7 million in Adjusted EBITDA to the Company’s fourth quarter financial results. On a combined basis not giving effect to any estimated cost savings or synergies, we estimate that the companies would have had revenue of approximately $970

Exhibit 99.1

million to $1 billion and Adjusted EBITDA of approximately $96 million to $106 million for fiscal year 2018, if the acquisition had occurred at the start of the year.

Backlog as of June 30, 2018 totaled $1.0 billion, up from $348.0 million at the end of the second quarter 2017. Nearly half of this backlog, or approximately $445 million, relates to revenue anticipated to be recognized in the second half of 2018. This backlog is supported by a pipeline of more than $1.2 billion of high-probability opportunities (i.e., project opportunities for which we have been shortlisted and which we believe we have a high probability of being awarded).

Balance Sheet

As of June 30, 2018, the Company had $23.8 million of total cash and cash equivalents, $57.2 million of debt (excluding capital leases) and $16.0 million of availability under its $50.0 million revolving credit facility and $26.0 million available under its delayed-draw term loan facility. The Company also had $20.7 million of capital leases.

Conference Call

IEA will hold a conference call to discuss its second quarter 2018 results and the proposed acquisition of the ACC Companies on Thursday, August 9, 2018 at 11:00 a.m. ET/10:00 a.m. CT. To participate on the call via telephone, please dial (201) 493-6739 at least ten minutes prior to the start of the event. IEA will also broadcast the conference call live via the Internet. Interested parties may access the webcast through the Investor Relations section of IEA’s website at www.iea.net. A replay of the conference call with be available on the Company’s website for 30 days.

About IEA

Infrastructure and Energy Alternatives (IEA) is a leading provider of infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries throughout the United States. Currently, IEA is primarily focused on the wind energy industry and is one of three Tier 1 providers in the space. IEA specializes in providing complete engineering, procurement and construction (‘‘EPC’’) services and has completed more than 200 wind and solar projects in 35 states. IEA offers design, site development, construction, installation and restoration of infrastructure services. As of June 30, 2018, IEA held an estimated 30% U.S. market share.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. These factors include the Company’s ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of ACC; consumer demand; our ability to grow and manage growth profitably; the possibility that we may be adversely affected by economic, business, and/or competitive factors; market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers; our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with ours fixed price and other contracts, including any material changes in estimates for completion of projects; the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation; the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate; the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice; customer disputes related to the performance of services; disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion; our ability to replace non-recurring projects with new projects; the impact of U.S. federal, local, state, foreign or tax

Exhibit 99.1

legislation and other regulations affecting the renewable energy industry and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements; fluctuations in maintenance, materials, labor and other costs; and our beliefs regarding the state of the renewable wind energy market generally. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities & Exchange Commission including those described as “Risk Factors” in IEA’s Proxy Statement on Schedule 14A filed on February 9, 2018. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Infrastructure and Energy Alternatives, Inc.	The Equity Group Inc.
Andrew Layman, Chief Financial Officer	Fred Buonocore, CFA 212-836-9607
765-828-2580	Kevin Towle 212-836-9620

Exhibit 99.1

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Statement of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue	$174,073	$106,042	$224,208	$158,298
Cost of revenue	157,274	91,838	210,494	136,030
Gross profit	16,799	14,204	13,714	22,268

Selling, general and administrative expenses	9,198	8,395	26,158	14,462
Income (loss) from operations	7,601	5,809	(12,444)	7,806

Other income (expense), net:
Interest expense, net	(1,530)	(352)	(2,381)	(714)
Other income (expense)	22	148	11	660
Income (loss) before benefit (provision) for income taxes	6,093	5,605	(14,814)	7,752

Benefit (provision) for income taxes	(1,178)	(2,017)	2,337	(2,774)

Net income (loss)	$4,915	$3,588	$(12,477)	$4,978

Net income (loss) per common share - basic	0.20	0.17	(0.60)	0.23
Net income (loss) per common share - diluted	0.14	0.17	(0.60)	0.23
Weighted average shares - basic	21,577,650	21,577,650	21,577,650	21,577,650
Weighted average shares - diluted	34,392,159	21,577,650	21,577,650	21,577,650

Exhibit 99.1

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	23,793	4,877
Accounts receivable, net of allowances of $216 and $216, respectively	66,246	60,981
Costs and estimated earnings in excess of billings on uncompleted contracts	44,712	18,613
Prepaid expenses and other current assets	2,361	862
Total current assets	137,112	85,333

Property, plant and equipment, net	31,244	30,905
Goodwill	3,020	3,020
Company-owned life insurance	4,314	4,250
Other assets	10	115
Deferred income taxes - long term	4,508	3,080
Total assets	$180,208	$126,703

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	125,826	70,030
Billings in excess of costs and estimated earnings on uncompleted contracts	22,112	7,398
Current portion of capital lease obligations	6,524	4,691
Term loan - short-term	3,360	—
Line of credit - short-term	—	33,674
Total current liabilities	157,822	115,793

Capital lease obligations, net of current maturities	14,148	15,899
Long-term debt	51,835	—
Deferred compensation	5,263	5,030
Contingent consideration	69,373	—
Total liabilities	$298,441	$136,722

Commitments and contingencies:

Preferred stock, par value, $0.0001 per share; 1,000,000 shares authorized; 34,965 shares and 0 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	34,965	—

Stockholders' equity (deficit)
Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 21,577,650 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	2	2
Additional paid in capital		—
Retained earnings (deficit)	(153,200)	(10,021)
Total stockholders' equity (deficit)	(118,233)	(10,019)
Total liabilities and stockholders' equity (deficit)	$180,208	$126,703

Exhibit 99.1

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(12,477)	$4,978
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,977	2,149
Amortization of deferred financing charges	179	—
Profit units compensation expense	—	27
Gain on sale of equipment	(16)	(652)
Deferred compensation	234	(211)
Provision for losses on contract receivables	230	—
Deferred income taxes	(1,428)	114
Other	—	(187)
Change in operating assets and liabilities:
Accounts receivable	(5,265)	32,163
Costs and estimated earnings in excess of billings on uncompleted contracts	(26,099)	(18,181)
Prepaid expenses and other assets	(1,453)	258
Accounts payable and accrued liabilities	55,795	(26,549)
Billings in excess of costs and estimated earnings on uncompleted contracts	14,484	(8,691)
Net cash provided by (used in) operating activities	28,161	(14,782)

Cash flow from investing activities:
Company-owned life insurance	(64)	(1,524)
Purchases of property, plant and equipment	(1,548)	(899)
Proceeds from sale of property, plant and equipment	17	895
Net cash used in investing activities	(1,595)	(1,528)

Cash flows from financing activities:
Proceeds from debt and line of credit	92,772	—
Payments on debt and line of credit	(30,840)	—
Payments on line of credit - short term	(38,447)	—
Debt issuance costs	(2,144)	—
Payments on capital lease obligations	(2,627)	(489)
Preferred dividends	(548)	—
Recapitalization transaction	(25,816)	—
Net cash provided by financing activities	(7,650)	(489)

Net change in cash and cash equivalents	18,916	(16,799)

Cash and cash equivalents, beginning of the period	4,877	21,607

Cash and cash equivalents, end of the period	$23,793	$4,808

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$2,210	$717
Cash paid for income taxes	$632	$2,753
Acquisition of assets/liabilities through capital lease	$2,709	$1,550
Merger-related contingent consideration	$69,373	$—
Issuance of common shares	$90,282	$—
Issuance of preferred shares	$34,965	$—

Exhibit 99.1

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. With respect to forecasted Adjusted EBITDA figures pertaining to ACC and presented herein, because of the timing of the transaction, the fact that IEA did not derive ACC’s financial information and the inherent difficulty in forecasting and quantifying certain amounts that are necessary for reconciliations, including as impacted by the aforementioned factors, reconciliations for ACC’s forecasted Adjusted EBITDA figures have not been provided.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss)	$4,915	$3,588	$(12,477)	$4,978
Interest expense, net	1,530	352	2,381	714
Provision (benefit) for income taxes	1,178	2,017	(2,337)	2,774
Depreciation and amortization	2,005	1,192	3,977	2,149
EBITDA	9,628	7,149	(8,456)	10,615
Transaction costs (1)	752	—	8,372	—
Diversification SG&A (2)	798	904	1,985	1,083
Credit support fees (3)	—	430	231	855
Consulting fees & expenses (4)	202	427	361	427
Non-cash stock compensation expense (5)	—	13	—	27
Merger and acquisition costs (6)	688	—	688	—
Full year impact of 2017 capital leasing programs (7)	—	3,133	—	3,133
Settlement of customer project dispute (8)	3,413	—	8,500	—
Adjusted EBITDA	$15,481	$12,056	$11,681	$16,140

(1)
Transaction costs-include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corporation and the subsequent public listing of IEA securities on the NASDAQ stock exchange.

(2)
Diversification selling, general and administrative-reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have corresponding revenue, but management anticipates revenue to fiscal 2018.

Exhibit 99.1

(3)	Credit support fees-reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees are not expected to continue post-combination.

(4)	Consulting fees and expenses- represents consulting and professional fees and expenses in connection with the Merger.

(5)	Non-cash stock compensation expenses-represents non-cash stock compensation expense.

(6)	Merger and acquisition costs - include legal, consulting, travel and other costs associated with acquisition activity.

(7)
Reflects the annualization of the impact on EBITDA of the capital leasing program for cranes and yellow iron, which was implemented in 2017, consisting of a (i) positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments, (ii) reduction in cost of goods due to estimated and operational efficiencies resulting from the program, and (iii) representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48 month term of the lease.

(8)
Settlement of customer project dispute-related to a dispute regarding the costs to be incurred to complete a project and the loss of revenue related to unbilled change orders. The three and six months ended June 30, 2018, regarding the costs to finish the project were $0.9 million and $5.6 million respectively. The loss of revenue related to unbilled changed orders for the three and six months ended June 30, 2018, was $2.5 million and $2.9 million, respectively. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

The following table outlines the reconciliation from projected net income to projected Adjusted EBITDA for the periods indicated using relevant estimated figures:

	Previous		Current
	Year Ending December 31, 2018		Year Ending December 31, 2018
(in thousands)	Low Estimate	High Estimate	Low Estimate	High Estimate
Net income	$42,700	$47,500	$21,700	$25,200
Interest expense, net (1)	1,400	1,500	5,500	5,700
Provision for income taxes (1)	13,700	16,200	6,300	7,100
Depreciation and amortization (1)	7,000	7,000	8,000	8,500
EBITDA	64,800	72,200	41,500	46,500
Diversification SG&A (2)	1,200	1,900	2,000	2,400
Credit Support (3)	230	230	230	230
Consulting Fees & Expenses (4)	170	170	370	970
Transaction costs (5)	7,600	8,000	8,400	8,400
Merger and Acquisition costs (6)	$1,000	$2,500	$3,000	$3,000
Settlement of customer project dispute (7)	$—	$—	$8,500	$8,500
Adjusted EBITDA	$75,000	$85,000	$64,000	$70,000

(1)
The Company’s previous guidance had estimated ranges for interest expense, provision for income taxes and depreciation and amortization expense. These estimates have been changed in the updated guidance due to the following;

•	Interest expense increase is related to the amount of expected borrowing for the remainder of the year based on current six month ended June 30, 2018 results,

Exhibit 99.1

•	Provision for income tax decrease is related to lower net income coupled with a decrease in the effective tax rate, and

•	Depreciation and amortization increase is related to an increase in equipment related to capital leases and capital expenditures

(2)
Diversification selling, general and administrative-reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have corresponding revenue, but management anticipates revenue to fiscal 2018.

(3)	Credit support fees-reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees are not expected to continue post-combination.

(4)	Consulting fees and expenses-represents consulting and professional fees and expenses in connection with the Merger.

(5)
Transaction costs-include legal, consulting, filing and other costs associated with the acquisition of IEA Energy Services by MIII Acquisition Corporation and the continued listing of the combined company’s securities on the NASDAQ stock exchange.

(6)	Merger and Acquisition costs-include legal, consulting, travel and other costs associated with acquisition activity.

(7)
Settlement of customer project dispute-related to a dispute regarding the $5.6 million in costs to be incurred to complete a project and the loss of revenue related to unbilled changed orders of $2.9 million for that specific project. The add back reflects the associated negative impact to gross margin. While IEA believed it had a strong legal position to support the charges, management determined that it was in the best interests of the Company to settle the dispute, retain the important customer relationship and secure the award of an additional Wind energy project with the customer, which will be built in 2018.

The following table outlines the reconciliation from projected Adjusted EBITDA to projected Adjusted Free Cash Flow for the periods indicated using relevant estimated figures:

	Previous			Current
	Year Ending December 31, 2018			Year Ending December 31, 2018
(in thousands)	Low Estimate		High Estimate	Low Estimate	High Estimate
Adjusted EBITDA	$75,000		$85,000	$64,000	$70,000
Less adjustments:
Capital lease payments	7,000		7,000	8,000	8,000
Capital expenditures	300		300	4,200	4,200
Interest expense, net	1,400		1,500	5,500	5,700
Provision for income taxes	13,700		16,200	6,300	7,100
Adjusted Free Cash Flow	$52,600	(1)	$60,000	$40,000	$45,000

(1)	Original low range of the guidance was rounded to $50.0 million.